Registration No. 333-128279

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIFEPOINT HOSPITALS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	20-1538254
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)
103 Powell Court, Suite 200
Brentwood, Tennessee 37027
(615) 372-8500
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)
William F. Carpenter III
President and Chief Executive Officer
LifePoint Hospitals, Inc.
103 Powell Court, Suite 200
Brentwood, Tennessee 37027
(615) 372-8500
(Name, address, including zip code and telephone number, including area code of agent for service)
Copies to:
Morton A. Pierce, Esq.
Frank R. Adams, Esq.
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
(212) 259-8000
     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF SECURITIES
SIGNATURES

DEREGISTRATION OF SECURITIES
     On August 10, 2005, LifePoint Hospitals, Inc. (the “Company”) issued and sold $225 million aggregate principal amount of its 3.25% Convertible Senior Subordinated Debentures due 2025 (the “Debentures”) in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Rule 144A promulgated thereunder. On September 13, 2005, the Company filed a Registration Statement on Form S-3 (Registration No. 333-128279) with the Securities and Exchange Commission, for the purpose of registering the resale of the Debentures and the shares of the Company’s common stock, par value $0.01 per share, issuable upon conversion of the Debentures (the “Shares”). The Company amended the registration statement on September 27, 2005 and October 18, 2005 and subsequently supplemented the registration statement from time to time (as amended and supplemented, the “Registration Statement”). The Company filed the Registration Statement pursuant to the terms of a registration rights agreement that it entered into with the initial purchasers of the Debentures.
     In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the Debentures and the Shares previously registered that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate to reflect the deregistration of all Debentures and Shares which remain unsold as of the date hereof. The Company is deregistering these securities because its obligation to maintain the effectiveness of the Registration Statement pursuant to the registration rights agreement has expired.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on October 19, 2007.

LIFEPOINT HOSPITALS, INC.
By:	/s/ William F. Carpenter III
William F. Carpenter III
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William F. Carpenter III William F. Carpenter III	President and Chief Executive Officer, Director (principal executive officer)	October 19, 2007

/s/ David M. Dill David M. Dill	Chief Financial Officer (principal financial officer)	October 19, 2007
/s/ Gary D. Willis Gary D. Willis	Chief Accounting Officer (principal accounting officer)	October 19, 2007
* Richard H. Evans	Director	October 19, 2007

* DeWitt Ezell, Jr.	Director	October 19, 2007

* Michael P. Haley	Director	October 19, 2007

* William V. Lapham	Director	October 19, 2007
* John E. Maupin, Jr. D.D.S	Director	October 19, 2007
* Owen G. Shell, Jr.	Director	October 19, 2007

*By:	/s/ William F. Carpenter III
William F. Carpenter III
Attorney-in-Fact